Release

This Release of Claims (the “Release”) is entered into by and between Samuel Meckey (the “Executive”) and UpHealth, Inc. (the “Company”) in connection with the Amended and Restated Employment Agreement between the Executive and the Company dated May 11, 2023 (the “Employment Agreement”) to which this Release is attached. This is the “Release” referenced in the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement. The consideration for the Executive’s agreement to this Release consists of the severance compensation provided under, and subject to, the Employment Agreement’s terms and conditions.

1. Tender of Release. The Executive’s termination of employment with the Company is effective October 11, 2023 (the “Termination Date”). Provided the Executive complies with all obligations set forth in the Employment Agreement that survive termination of Executive’s employment as provided therein, and pursuant to this Release, the Executive shall receive the following payments and benefits, subject to applicable tax withholding, provided, further, (i) the payments and benefits set forth in Sections 1(a) and 1(d) shall commence on the eighth (8th) day after Executive has signed and delivered this Release to the Company if Executive has not exercised his right to revoke this Release within seven days after Executive signs and delivers this Release to the Company and all amounts accrued under said subsections shall be paid and provided as soon as practicable after said eighth day, and (ii) notwithstanding anything to the contrary set forth below other than as provided in clause (i), any other amounts otherwise scheduled to be paid prior to the effectiveness of this Release, shall instead accrue and be paid as soon as practicable following the Effective Date (as such term is defined in Section 11(h) below);

a. An amount equal to seven hundred eighty thousand dollars ($780,000.00), representing eighteen (18) months of the Executive’s base salary, payable in equal installments in accordance with the Company’s regular payroll practices over the eighteen (18) month period following the Termination Date;

b. An amount equal to two hundred sixty thousand dollars ($260,000.00), representing the Executive’s target 2023 bonus amount for the first half of 2023 (January 1 - June 30, 2023), payable on the Company’s first regular payroll date that is not earlier than six months’ and one day following the Termination Date;

c. Contingent upon the Company’s 2023 performance as compared to the 2023 bonus plan performance goals, an amount equal to one hundred forty-six thousand, nine hundred fifty-six dollars and fifty-two cents ($146,956.52), representing the Executive’s target pro-rata 2023 bonus for the period from July 1, 2023 through the Termination Date, which if earned and payable shall be paid to the Executive on the Company’s first regular payroll date that is not earlier than six months’ and one day following the Termination Date;

d. Contingent upon the Executive timely electing continued coverage under COBRA, the Company will, at its expense, provide Executive with the COBRA related benefits specified in and pursuant to Section 4.4.2.1(c) of the Employment Agreement;

e. The Executive’s 430,000 restricted stock units for Company common stock will fully vest upon the Effective Date;

f. An amount equal to one million, sixty-two thousand, three hundred and forty-seven dollars ($1,062,347.00), payable in a single lump sum on a date selected by the Company which is no later than January 1, 2024;

g. An amount equal to seven hundred thirty-four thousand, one hundred and fifteen dollars ($734,115.00), payable in a single lump sum on January 1, 2025; and

h. Contingent upon the Company’s 2023 performance as compared to the Revenue Goal for fiscal 2023, a pro-rata portion of the Revenue Bonus for fiscal 2023, as calculated as provided in Section 4.4.2.1(f) of the Employment Agreement, which if earned and payable shall be paid to the Executive at the same time specified in Section 3.5 of the Employment Agreement as if the Executive had remained employed through the applicable payment date, and in all cases no later than March 15, 2024.

2. Change in Control Severance. In the event of a Change in Control (as defined in Section 4.5.4 of the Employment Agreement) being consummated within three (3) months of the Termination Date, and provided the Executive complies with all obligations set forth in the Employment Agreement that survive termination of Executive’s employment as provided therein (and contingent upon effectiveness of this Release), the parties agree that Executive shall be entitled to receive all amounts payable pursuant to Section 4.4.2.2 of the Employment Agreement, which have not already been paid in accordance with Section 1 of this Release, above.

3. Executive’s Release of Claims. In exchange for and in consideration of the severance benefits provided in Section 4 of the Employment Agreement, and subject to the terms and conditions of such Section 4 in all respects, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, managers, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

a. relating to the Executive’s employment by and termination from employment with the Company or any related entity;

b. of wrongful discharge or violation of public policy;

c. of breach of contract;

d. of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

e. the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act;

f. the Minnesota Human Rights Act (provided that the Executive may rescind the release of claims under this law within 15 calendar days of the execution of this Release by delivering a written notice of rescission to the Company hand or by certified mail), the Minnesota Equal Pay for Equal Work Law, Minnesota health care worker whistleblower protection laws, the Minnesota family leave law, Minnesota personnel record access statutes;

g. under any other federal or state statute or constitution or local ordinance;

h. of defamation or other torts; and

i. for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

This release shall not, however, affect the Executive’s rights (i) under this Release; (ii) to the Accrued Benefit; (iii) to contractual or other legal right to indemnification under any written indemnification agreement with the Company, governance documents of the Company or under applicable law; (iv) to any claim that cannot be waived under applicable law; or (iv) under any applicable director and liability insurance policy.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release. As a material inducement to the Company to enter into this Release, the Executive represents that the Executive has not assigned any Claim to any third party. The Executive acknowledges and represents that, other than the consideration set forth in this agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to the Executive. The Executive acknowledges and agrees that the Executive is not entitled to any wages, salary, commissions, vacation, equity, bonuses, or any other compensation or benefits from the Company or any of its affiliates, except as is expressly set forth herein.

4. Acknowledgment of Waiver of Claims under ADEA. The Executive understands and acknowledges that the Executive is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. The Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. The Executive further understands and acknowledges that the Executive has been advised by this writing that: (a) the Executive should consult with an attorney prior to executing this Release; (b) the Executive has forty-five (45) days within which to consider this Release; (c) as set forth in Exhibits A and B herein, the Executive has been advised in writing by the Company of the class, unit, or group of individuals covered by the reduction in force, the eligibility factors for the reduction in force, and the job titles and ages of all individuals who were and were not selected; (d) the Executive has seven (7) days following the Executive’s execution of this Release to revoke this Release; (~~e~~) this Release shall not be effective until after the revocation period has expired; and (f) nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Executive signs this Release and returns it to the Company in less than the 45-day period identified above, the Executive hereby acknowledges that the Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release. The Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Release on the Company’s behalf that is received prior to the eighth day after the Executive signs this Release. The parties agree that changes, whether material or immaterial, do not restart the running of the 45-day period.

5. Unknown Claims. The Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in their favor at the time of executing the release, which, if known by them, must have materially affected their settlement with the releasee. The Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

6. Ongoing Obligations of the Executive. The Executive’s confidentiality, nondisclosure and nonsolicitation obligations to the Company and/or any affiliate of the Company, including without limitation pursuant to the Employee Proprietary Information and Inventions Agreement dated May 12, 2023 (the “Confidentiality Agreement”), are hereby reaffirmed and incorporated herein by reference, (collectively, the “Ongoing Obligations”).

7. Confidentiality of Release. The Executive agrees, to the fullest extent permitted by law, to keep all Release-Related Information completely confidential. “Release-Related Information” means the negotiations leading to this Release and the terms of this Release. Notwithstanding the foregoing, the Executive may disclose Release-Related Information to the Executive’s spouse, the Executive’s attorney and the Executive’s financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Release-Related Information confidential. Nothing in this section shall be construed to prevent the Executive from disclosing Release-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that the Executive provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

8. Nondisparagement. The Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee. The Executive shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which the Executive had access during the scope of the Executive’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

9. Protected Disclosures. Nothing contained in this Release limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

10. Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. Other Terms.
a. Review of Release. The Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Release and that the Executive is voluntarily entering into this Release.

b. Termination and Return of Payments. If the Executive breaches any of the Executive’s obligations under this Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its non-wage payments to the Executive or for the Executive’s benefit under this Release. The termination and/or return of such payments in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Release.

c. Binding Nature of Release. This Release shall be binding upon the Executive and upon the Executive’s heirs, administrators, representatives and executors.

d. Modification of Release; Waiver; Absence of Reliance. This Release may be amended only upon a written agreement executed by the Executive and the Chief Executive Officer (if such CEO is not the Executive) or Chairperson of the Board of the Company. No waiver of any provision of this Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Release, or the waiver by a party of any breach of this Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. The Executive acknowledges that the Executive is not relying on any promises or representations by the Company, any affiliate of the Company or any agent, representative or attorney of the Company or any Company affiliate.

e. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either party brings an action to enforce or effect its rights under this Release, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

f. Enforceability; Taxes. If any portion or provision of this Release (including, without limitation, any portion or provision of any section of this Release) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

g. Governing Law. This Release shall be governed by the laws of the State of Minnesota, without regard for choice-of-law provisions. The Executive consents to personal and exclusive jurisdiction and venue in the State of California.

h. Effective Date. The Executive understands that this Release shall be null and void if not executed by the Executive within forty-five (45) days following delivery. Subject to Executive’s execution of this Release within forty-five (45) days following delivery and the Executive not having exercised Executive’s right to rescind this Release pursuant to Section 3(f) or Executive’s right to revoke this Release pursuant to Section 4(d), this Release will become effective upon the earlier of (x) Executive’s receipt of the amount provided in Section 1(f) above, or (y) Executive’s receipt of such corresponding amount pursuant to Section 2 above (the “Effective Date”).

i. Entire Agreement. This Release constitutes the entire agreement between the Executive and the Company and/or any affiliate of the Company and supersedes any previous agreements or understandings between the Executive and the Company and/or any affiliate of the Company, except the Ongoing Obligations, which shall remain in full effect.

Accepted and agreed:

UPHEALTH, INC.
By: /s/ Jeremy Livianu
Name: Jeremy Livianu
Title: Chief Legal Officer
Date: 11/17/2023

Accepted and Agreed:

/s/ Samuel J. Meckey
SAMUEL J. MECKEY
Date: 11/17/2023

EXHIBIT A
DECISIONAL UNIT INFORMATION
The following information is provided under federal law to assist you in making a decision whether to sign this Separation Agreement and Release, and accept the severance benefits offered by the Company:

1. Decisional Unit. The decisional unit is the portion of the organization from which the Company decided who would and who would not be terminated as part of the reduction in force. In the case of this reduction, the Company made its selections after considering the Company’s entire U.S.-based workforce.

2. Eligibility. All persons included in the decisional unit as described in Paragraph 1 of this Exhibit A are eligible for the program. All persons who are being terminated in the reduction in force are selected for the program.

3. How Long to Decide. You will have up to forty-five (45) days from the receipt of this Agreement in which to decide whether to sign this Agreement and return it to the Company. The offer of severance benefits contained in this Agreement will expire on November 25, 2023. Please note that once you have signed this Agreement, you will have seven (7) days to revoke your signature and acceptance of the terms of this Agreement.

4. Selection Information. Federal law provides certain information be given to you concerning individuals who were eligible and selected for the reduction in force and individuals who were eligible but not selected for the reduction in force. This information can be found in Exhibit B, which follows this Exhibit